Exhibit 10.43

[The Coca-Cola Company Letterhead]

DONALD R. KNAUSS		ADDRESS REPLY TO

PRESIDENT AND CHIEF OPERATING OFFICER	July 13, 2004	P.O. BOX 1734
COCA-COLA NORTH AMERICA		ATLANTA, GA 30301

404 676-0700
FAX: 404 515-0010

Mr. John R. Alm

Chief Executive Officer

Coca-Cola Enterprises Inc.

2500 Windy Ridge Parkway

Atlanta, Georgia 30339

Re:	Establishment of Global Marketing Fund

Dear John,

Pursuant to our mutual desire to grow system profitability for products of The Coca-Cola Company (“TCCC”) in bottling territories of Coca-Cola Enterprises Inc. (“CCE”), this will confirm the establishment of a Global Marketing Fund, under the following terms and conditions:

Effective Date and Payment Terms

Effective May 1, 2004 and continuing during the Term as defined below, TCCC will pay to CCE the amount of $61.5 million annually as funding support for Global marketing activities for products of TCCC. For 2004, TCCC will pay to CCE a total pro rata amount of $41.5 million, beginning with a pro rata payment for the second quarter 2004 of $10 million to be paid on or before July 15, 2004. Thereafter, TCCC’s payments hereunder shall be made to CCE via wire transfer to CCE’s Atlanta, Georgia headquarters and shall be paid in quarterly installments of $15.750 million each, payable on or before the 15th day of the second month of each successive quarter (for example, for the third quarter 2004, the quarterly payment will be made on or before August 15, 2004; the fourth quarter payment on or before November 15, 2004, and so on).

For the years following 2004, TCCC shall pay to CCE quarterly installment payments of $15.375 million each once the annual planning process for each such year has been completed, commencing in the second month of each successive quarter. Amounts paid are for the activities performed during the quarter and are not refundable except in case of breach of this agreement.

Funded Activities and Performance Requirements

The Global marketing activities to be funded hereunder will be proposed by CCE to TCCC no later than November 30 of each year as part of the annual joint planning process between the parties. The proposed activities shall be incorporated into the annual marketing plans, shall be for the benefit of brands owned by or licensed to TCCC (and not for cross-franchised brands), and shall be subject to the prior approval of TCCC, which approval shall not be unreasonably withheld. The parties agree that CCE’s failure to timely complete the marketing plans, or CCE’s inability to execute the elements of those plans, except where such failure is for reasons beyond CCE’s reasonable control, constitutes sufficient cause for TCCC to terminate this agreement for the balance of the year covered by the plans. This termination by TCCC will not be pursued where CCE’s failure is the result of TCCC’s failure to deliver agreed elements of the plans.

Term and Termination

The term of this agreement (“Term”) shall be from May 1, 2004 until December 31, 2014. Thereafter the Term shall be automatically extended for successive ten-year periods unless either party gives written notice of termination of this agreement no less than six months prior to the end of the Term. This agreement may be terminated for cause by TCCC, which termination shall be effective only for the period provided in the preceding paragraph.

Miscellaneous

TCCC and CCE expressly reserve and do not waive any rights under applicable bottling or distribution agreements, or any other contract or agreement, including without limitation, the Master Bottle Contract, the Allied Bottle Contract, the Bottler’s Agreement, the Jumpstart/CAPPRs agreements, and the parties’ bottle contracts outside the United States. TCCC and CCE each expressly acknowledge that this letter agreement was negotiated at arms length, is valid and enforceable according to its terms, and is supported by adequate consideration.

The terms and conditions of this letter agreement are acknowledged by TCCC and CCE to be strictly confidential, and the parties agree not to share the contents hereof with any other party without the express written consent of die other party, provided, however, that either party may make any public disclosure that it believes in good faith to be required by applicable law or by any listing or trading agreement concerning its public securities, in which case the party making the disclosure will advise the other party of the disclosure.

If this letter agreement accurately reflects our agreement and understanding, please sign where indicated below and return a signed copy to me.

Sincerely,

/s/ Don R. Knauss

Accepted and agreed to by:

Coca-Cola Enterprises Inc.

By:	/s/ John R. Alm
John R. Alm Chief Executive Officer